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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. *)


*
Penederm Inc.

*

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		Common Stock

*
706867108

*
Elizabeth D. Giorgis
	Gruber and McBaine Capital Management
  50 Osgood Place, Penthouse
San Francisco, CA 94133
(415) 981-2101
---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

*
				February 18, 1998

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1746 (12-91)

SCHEDULE 13D

CUSIP No. 706867108	Page 2 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	212,400
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
212,400
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
212,400
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.6
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 706867108	Page 3 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

JON D. GRUBER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	57,400
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	413,500
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	57,400
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
413,500
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
470,900
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.8
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 706867108	Page 4 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

J. PATTERSON McBAINE
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

UNITED STATES
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	34,300
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	413,500
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	34,300
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
413,500
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
447,800
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.5
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
IN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 706867108	Page 5 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

LAGUNITAS PARTNERS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	193,800
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
193,800
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
193,800
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.4
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 706867108	Page 6 of 12 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

GMJ INVESTMENTS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/X /
(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

CALIFORNIA
---------------------------------------------------------------------------
     NUMBER OF	7	SOLE VOTING POWER
 SHARES	0
   BENEFICIALLY	--------------------------------------------------
OWNED BY	8	SHARED VOTING POWER
  EACH	7,300
    REPORTING	--------------------------------------------------
 PERSON	9	SOLE DISPOSITIVE POWER
  WITH	0
--------------------------------------------------
10	SHARED DISPOSITIVE POWER
7,300
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,300
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
PN
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. 706867108	Page 7 of 12 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of Penederm, Inc. ("DERM"). The principal executive office of DERM is located at 320 Lakeside Drive, Suite A, Foster City, CA 94404-1146.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Lagunitas Partners, L.P., a California limited partnership (Lag); GMJ Investments, L.P., a California limited partnership (GMJ).

(b)	The business address of LLC, Gruber, McBaine, Lag and GMJ is 50
Osgood Place, Penthouse, San Francisco, CA 94133.

(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC. Lag and GMJ are investment limited partnerships. LLC is the general partner of Lag and GMJ.

(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)	All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. 706867108	Page 8 of 12 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser	Source of Funds	Amount

LLC	Capital Under Management	$1,268,779
Gruber	Personal Funds	$247,080
McBaine	Personal Funds	$267,180
Lag	Working Capital	$935,296
GMJ	Working Capital	$45,986




ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


Aggregate
Beneficially
Owned	Voting Power	Dispositive Power
Name Number	Percent	Sole	Shared	Sole	Shared

Lag	193,800	2.4		0	193,800	0	193,800
GMJ	7,300	0.1		0	7,300	0	7,300
LLC	212,400	2.6		0	212,400	0	212,400
Gruber 470,900	5.8	57,400	413,500 57,400	413,500
McBaine447,800	5.5	34,300	413,500 34,300	413,500

SCHEDULE 13D

CUSIP No. 706867108								Page 9 of 12 Pages


The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since October 22, 1997:


Purchase	Number	Price	Broker
Name	 or Sale	Date	of Shares	Per Share	Used

Lag		P	10/22/97		8000			11.63	VOLP
LLC		P	10/22/97		7500			11.63	VOLP
Gruber	P	10/22/97		2500			11.63	VOLP
McBaine	P	10/22/97		2000			11.63	VOLP
Lag		P	10/23/97		2000			11.75	HRZG
LLC		P	10/23/97		1000			11.75	HRZG
GMJ		P	10/28/97		2000			12.25	VECT
LLC		P	10/28/97		4000			12.25	VECT
Gruber	P	10/28/97		6600			12.25	VECT
McBaine	P	12/12/97		500			10.56	HRZG
LLC		P	12/12/97		4500			10.56	HRZG
McBaine	P	12/15/97		1000			10.13	VOLP
LLC		P	12/15/97		6500			10.13	VOLP
Lag		P	12/17/97		3500			9.63		VOLP
LLC		P	12/17/97		1000			9.63		VOLP
McBaine	P	12/17/97		500			9.63		VOLP
LLC		P	12/17/97		1500			9.54		INCA
Lag		P	12/29/97		1500			9.50		HRZG
McBaine	P	12/29/97		200			9.50		HRZG
Gruber	P	12/29/97		800			9.50		HRZG
Lag		P	2/3/98		9500			11.97	INCA
McBaine	P	2/3/98		500			11.97	INCA
McBaine	P	2/3/98		2000			12.05	MONT
LLC		P	2/3/98		19100		12.00	SBCW
McBaine	P	2/3/98		3000			12.00	SBCW
Gruber	P	2/3/98		2900			12.00	SBCW
Lag		P	2/4/98		6000			12.08	INCA
LLC		P	2/4/98		4100			12.08	INCA
McBaine	P	2/4/98		1000			12.08	INCA
LLC		P	2/5/98		2000			11.98	INCA
Lag		P	2/12/98		14500		12.00	VOLP
LLC		P	2/12/98		15500		12.00	VOLP
Gruber	P	2/12/98		1500			12.00	VOLP
McBaine	P	2/12/98		3500			12.00	VOLP
Lag		P	2/18/98		3500			11.54	INCA
Gruber	P	2/18/98		1000			11.54	INCA
LLC		P	2/18/98		1500			11.54	INCA
Lag		P	2/19/98		6000			11.33	VOLP
LLC		P	2/19/98		8500			11.33	VOLP
McBaine	P	2/19/98		500			11.33	VOLP
Lag		P	2/20/98		3000			11.04	INCA
LLC		P	2/20/98		2000			11.04	INCA
Gruber	P	2/20/98		1000			11.04	INCA
Gruber	P	2/24/98		3000			10.56	HRZG
LLC		P	2/24/98		1500			10.56	HRZG

SCHEDULE 13D

CUSIP No. 706867108								Page 10 of 12 Pages



Purchase	Number	Price	Broker
Name	 or Sale	Date	of Shares	Per Share	Used

McBaine	P	2/24/98		800			10.56	HRZG
GMJ		P	2/24/98		2000			10.74	INCA
LLC		P	2/24/98		5200			10.74	INCA
McBaine	P	2/24/98		800			10.74	INCA
Lag		P	2/25/98		7000			11.13	VOLP
LLC		P	2/25/98		4500			11.13	VOLP
McBaine	P	2/25/98		1000			11.13	VOLP
Lag		P	3/13/98		17000		11.25	VOLP
LLC		P	3/13/98		21100		11.25	VOLP
McBaine	P	3/13/98		4000			11.25	VOLP
Gruber	P	3/13/98		2000			11.25	VOLP
McBaine	P	4/1/98		2000			12.99	MONT

[Key to brokers used:]

HRZG  Herzog Heine Geduld
INCA	 Instinet Corporation
MONT  Montgomery Securities
VOLP  Volpe Brown Whelan
SBCW	 SBC Warburg
VECT  Vector Securities



ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag and GMJ, pursuant to limited partnership agreements. These agreements provide to the general partner the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of its various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.

SCHEDULE 13D

CUSIP No. 706867108	Page 11 of 12 Pages


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
(previously filed).

SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	May 20, 1998


Jon D. Gruber

J. Patterson McBaine

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management, L.L.C., by
J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager

SCHEDULE 13D

CUSIP No. 706867108	Page 12 of 12 Pages


EXHIBIT A

AGREEMENT REGARDING JOINT FILING
OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of *[type of stock] of *. For that purpose, the undersigned hereby constitute and appoint *, a * corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  May 20, 1998.

Jon D. Gruber

J. Patterson McBaine

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by Gruber and McBaine Capital Management, L.L.C., by
J. Patterson McBaine, Manager

Lagunitas Partners, L.P., by Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine, Manager



F:\DMS\M-CORP\INV_ADV\0113476.WP
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